[LOGO OF O'SULLIVAN]

                                                      FOR IMMEDIATE RELEASE

O'SULLIVAN INDUSTRIES CLARIFIES PREFERRED
STOCK COMPONENT OF DEFINITIVE MERGER AGREEMENT

LAMAR, MO., May 18, 1999 - O'Sullivan Industries Holdings, Inc. (NYSE: OSU
- news), announced this morning a definitive merger agreement with an investment group that includes members of the Company's senior management and Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS").

The Company is providing further clarification regarding the senior preferred stock component of the consideration related to the definitive merger agreement.

Under terms of the agreement, a company formed by the investor group would acquire the Company for consideration of $17.50 per share in cash plus one share of senior preferred stock with a liquidation value of $1.75. Dividends accrue at the rate of 12 percent on the liquidation value. Upon redemption, the liquidation value will be the $1.75 plus all accumulated and unpaid dividends on a compounded basis. The senior preferred stock must be redeemed in the year 2011 or earlier in the event of a change of control.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as approval of the merger agreement by the stockholders, receiving approval from regulatory agencies, obtaining the required financing, potential unsolicited tender offers from offers from other outside parties, sales levels, product mix, customer acceptance of existing and new products, material cost increases, bankruptcy or loss of significant customers, stock market uncertainties, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond the control of the company. Please review the Company's 10-K and 10-Q reports filed with the Securities and Exchange Commission.

O'Sullivan is a leading designer and manufacturer of furniture. O'Sullivan products are sold primarily through office superstores, mass merchandisers, catalog showrooms, department stores, home improvement centers and other retailers.

BRS is a private equity investment firm in New York that makes control investments in leveraged buyouts and recapitalizations.


For more information contact:
Terry L. Crump, Executive Vice President & CFO  (417) 682-8379